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                                                                  EXHIBIT (C)(1)

                           SYNTHETIC INDUSTRIES, INC.
                              RETENTION BONUS PLAN

     A retention bonus plan was first proposed by the Board of Directors of the Company at the time of the Board's decision to pursue a sale of the Company in an auction process (a "Sale Transaction"). At the time of such decision, the Board recognized the danger that many of the Company's executive officers would consider other employment opportunities on account of the auction process and that the loss of one or more of these executives would be detrimental to both the Company's business and prospects and the success of the auction process. Accordingly, the Board at such time gave the executives of the Company assurances that their continued employment through the remainder of the Company's fiscal year would be rewarded by a retention bonus granted under a plan to be adopted thereafter by the Board.

     The Board has recently adopted the Retention Bonus Plan. Each executive listed on Exhibit A hereto shall be paid, on the first to occur of (i) the date of execution of a definitive agreement covering a Sale Transaction or (ii) December 1, 1999 (the "Payment Date"), the bonus amount set forth opposite his name on Exhibit A, as long as prior to the Payment Date he has not left the employ of the Company voluntarily or been terminated by the Board for cause.

     At any time while the auction process is continuing and prior to the execution by the Company of a definitive agreement regarding a Sale Transaction, the Board may award additional bonuses to executives (whether or not listed on Exhibit A hereto) if in the sole and absolute discretion of the Board such bonuses are necessary to preserve and protect the Company's management during the continuation of the auction process. The executives entitled to such additional bonuses, the amount of such bonuses and the date of payment of such bonuses, together with such additional conditions and restrictions as the Board shall deem necessary or advisable, shall be set forth in a resolution of the Board at the time of the grant of such additional bonuses.

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                                   EXHIBIT A
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Synthetic Industries
Retention & Success Bonus Plan

30 executives of the Company were eligible to receive bonuses in the aggregate amount of $2,940,000.